Exhibit 99.1
DORIAN LPG LTD. ADOPTS SHAREHOLDER RIGHTS PLAN
STAMFORD, Conn.—December 21, 2015— The Board of Directors of Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG") today adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of Company common stock.
John Hadjipateras, Chairman and Chief Executive Officer of the Company, stated:  "The rights are designed to assure that all of Dorian LPG's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of the Company."
The rights are intended to enable all Company stockholders to realize the long-term value of their investment in the Company.  The rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.
The rights will be exercisable only if a person or group acquires 15% or more of Dorian LPG's common stock.  Each right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $60.
The dividend distribution will be made on December 31, 2015 payable to stockholders of record on that date, and is not taxable to stockholders.  The rights will expire on December 20, 2018; provided that if the Company's stockholders have not ratified the rights plan by December 20, 2016, the rights plan will expire on such date.
If a person or group acquires 15% or more of Dorian LPG's outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase for $60 a number of the Company's common shares having a market value of twice such price.  In addition, at any time after a person or group acquires 15% or more of the Company's outstanding common stock (unless such person or group acquires 50% or more), the Company's board of directors may exchange one share of the Company's common stock for each outstanding right (other than rights owned by such person or group, which would have become void).
Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the rights are redeemable for $0.01 per right at the option of the Board of Directors.
Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company's common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company's stock are directly or indirectly held by counterparties to the derivatives contracts.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates 21 modern VLGCs and one pressurized LPG vessel. In addition, Dorian LPG has one ECO VLGC newbuilding under construction. Dorian LPG has offices in Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-looking Statements
This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
IR@dorianlpg.com